Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter Results

TEANECK, N.J., May 7, 2020 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its third quarter ended March 31, 2020.

Highlights for the March 2020 quarter (compared to the March 2019 quarter)

-	Net sales of $211 million, an increase of $5 million, or 2%

-	Net income of $14 million, a decrease of $1 million, or 9%

-	Diluted EPS of $0.33, a decrease of $0.04, or 11%

-	Adjusted EBITDA of $30 million, comparable to the prior year quarter

-	Adjusted diluted EPS of $0.38, a decrease of $0.01, or 3%

COMMENTARY

"The well-being of our employees, their families and communities, and our customers is our priority during this challenging time. We also want to recognize the dedication and sacrifices of health care professionals, first responders and many others as the world battles the COVID-19 pandemic," said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. "I am proud of the way Phibro has responded to the many challenges posed by the pandemic. I thank our employees for their dedication and focus to ensure we continue to manufacture products and support our customers. The strong results we delivered this quarter are a direct reflection of the integral role our products play in supporting the production of healthy, affordable food.

For the March quarter, our Animal Health sales grew at a healthy 8% rate, reflecting accelerating growth in vaccines and nutritional specialty products, plus strong sales of MFAs and other products in many regions, almost offsetting the loss of last year’s sales in China. We believe we experienced only a modest benefit from customer stocking in the quarter. International demand for our poultry vaccines continued to increase, driven by new product introductions and increased penetration. Poultry and dairy-focused nutritional specialty products are gaining additional acceptance, as customers gain an understanding of the animal welfare, health and efficiency benefits of our suite of nutritional specialty products.

For the June quarter, we are seeing unprecedented demand disruption and production impacts in the global food animal industry, due to the COVID-19 pandemic. We are actively working with our customers to support their operations and remain the same trusted industry partner that we have always been. While our sales to date have continued close to our expectations, we anticipate a decline in demand for our products in the June quarter, as our customers attempt to navigate rapidly evolving market conditions. Given the many uncertainties in the industry, we are unable to estimate the overall effects on our business for the quarter and, as a result, we are withdrawing our financial guidance.”

QUARTERLY RESULTS

Net sales

Net sales of $210.7 million for the three months ended March 31, 2020, increased $5.0 million, or 2%, as compared to the three months ended March 31, 2019. Animal Health increased $9.8 million, while Mineral Nutrition and Performance Products declined $4.5 million and $0.3 million, respectively.

Animal Health

Net sales of $139.0 million for the three months ended March 31, 2020, increased $9.8 million, or 8%. Net sales of MFAs and other declined $1.4 million, or 2%, as increased demand from poultry and cattle customers in the U.S. and Latin America were offset by reduced volumes in China due to African Swine Fever and regulatory changes that took effect January 1, 2020. Net sales of nutritional specialty products grew $6.4 million, or 23%, due to growth of domestic poultry and dairy products and the recent Osprey acquisition, which accounted for approximately half of the nutritional specialties sales growth. Net sales of vaccines increased $4.8 million, or 28%, driven by strong international demand for our poultry vaccines and growth in adjuvant sales.

Mineral Nutrition

Net sales of $56.2 million for the three months ended March 31, 2020, decreased $4.5 million, or 7%, due to lower average selling prices, partially offset by increased overall unit volume. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $15.6 million for the three months ended March 31, 2020, decreased $0.3 million, or 2%, driven by lower volumes of ingredients for personal care products.

Gross profit

Gross profit of $69.6 million for the three months ended March 31, 2020, increased $4.7 million, or 7%, as compared to the three months ended March 31, 2019. Gross profit increased to 33.0% of net sales for the three months ended March 31, 2020, as compared to 31.5% for the three months ended March 31, 2019.

Animal Health gross profit increased $5.4 million due to volume growth in nutritional specialty and vaccine products, partially offset by lower volume in MFAs and other. Favorable product mix contributed to an improved gross profit ratio compared to the prior year. Mineral Nutrition gross profit decreased $0.8 million, as the decline in average selling prices and unfavorable product mix more than offset lower raw material costs. Performance Products gross profit increased $0.1 million.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $48.2 million for the three months ended March 31, 2020, increased $5.9 million, or 14%, as compared to the three months ended March 31, 2019.

Animal Health SG&A increased $5.0 million, due to increased investments in product development and marketing costs, the effect of the Osprey acquisition and increased variable compensation. Mineral Nutrition SG&A increased $0.5 million due to employee-related costs. Performance Products SG&A increased $0.1 million. Corporate expenses increased $0.3 million due to increased public company costs.

2

Interest expense, net

Interest expense, net of $3.3 million for the three months ended March 31, 2020, increased $0.3 million, or 11%, as compared to the three months ended March 31, 2019. The increase in interest expense was primarily driven by the increase in outstanding borrowings on the Revolver, partially offset by the benefit of lower variable interest rates. Interest income from our short-term investments declined due to lower rates.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended March 31, 2020, amounted to net gains of ($0.6) million, as compared to $0.1 million in net losses for the three months ended March 31, 2019. Foreign currency gains from third party balances were partially offset by foreign currency losses from intercompany balances.

Provision for income taxes

The provision for income taxes was $5.2 million and $4.7 million for the three months ended March 31, 2020 and 2019, respectively. The effective income tax rate was 27.7% and 23.9% for the three months ended March 31, 2020 and 2019, respectively. The provision for income taxes for the three months ended March 31, 2019, included a $0.5 million benefit from increased foreign tax credits, a $0.2 million benefit from an adjustment to the previously recorded mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries and a $0.1 million benefit from the exercise of employee stock options. The effective income tax rate, without these benefits, would have been 27.8% for the three months ended March 31, 2019.

Net income

Net income of $13.5 million for the three months ended March 31, 2020, decreased $1.3 million, as compared to net income of $14.8 million for the three months ended March 31, 2019. The decrease was primarily due to a $1.2 million decline in operating income, increased interest expense of $0.3 million, increased income tax expense of $0.5 million, partially offset by favorable foreign currency gains of $0.7 million. The decline in operating income was driven by increased SG&A costs of $5.9 million, partially offset by $4.7 million of increased gross profit driven by volume growth in our Animal Health segment.

Adjusted EBITDA

Adjusted EBITDA of $30.1 million for the three months ended March 31, 2020, was comparable to the three months ended March 31, 2019. Animal Health Adjusted EBITDA increased $1.4 million driven by increased gross profit from volume growth, partially offset by increased SG&A costs as a result of investments in product development and marketing and the effect of the Osprey acquisition. Mineral Nutrition Adjusted EBITDA decreased $1.2 million, driven by decreased gross profit and increased SG&A costs. Performance Products Adjusted EBITDA increased $0.2 million, while Corporate expenses increased $0.2 million.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended March 31, 2020 and 2019, were 26.3% and 26.4%, respectively.

Adjusted diluted EPS

Adjusted diluted EPS was $0.38 for the quarter, a decrease of $0.01, as compared to $0.39 in the prior year. Increased gross profit driven by volume growth in the Animal Health business was more than offset by increased SG&A expense, as a result of investments in product development and marketing and the effect of the Osprey acquisition.

BALANCE SHEET AND CASH FLOWS

•	3.5x leverage ratio at March 31, 2020

-	$368 million total debt

-	$105 million Adjusted EBITDA, for the twelve months ended March 31, 2020

•	$82 million cash and short-term investments on hand at March 31, 2020

•	$19 million source of cash before financing for the March 2020 quarter, excluding changes in short-term investments

FINANCIAL GUIDANCE

Withdrawal of guidance for our fiscal year 2020

Due to the COVID-19 pandemic, the animal production industry is facing unprecedented demand disruption and production impacts, including its ability to process animals. Animal producers are rapidly adjusting the amount of animals and milk being produced. Significant price declines at the producer level for all proteins also contribute to reduced production levels.

We anticipate a decline in demand for our products during our quarter ending June 30, 2020. Due to the uncertainties of the COVID-19 pandemic, we are unable to estimate the overall effects on our operations and financial results in the near-term. As a result, we are withdrawing all previously issued financial guidance for our fiscal year ending June 30, 2020.

We believe the current difficult situation will begin to normalize in the second half of calendar 2020 and the industry gradually will return to typical operating levels. We believe we have the financial resources to weather a down-turn in our business. We are actively monitoring the changing environment and stand ready to take additional operational actions as necessary to protect our financial position.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Friday, May 8, 2020
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (866) 211-3051
International Toll:	+1 (647) 689-6616
Conference ID:	7169811

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2020	2019	Change		2020	2019	Change
	(in millions, except per share amounts and percentages)

Net sales	$210.7	$205.7	$5.0	2%	$614.5	$624.1	$(9.6)	(2)%
Cost of goods sold	141.2	140.9	0.3	0%	418.2	424.8	(6.6)	(2)%
Gross profit	69.6	64.9	4.7	7%	196.3	199.3	(3.0)	(2)%
Selling, general and administrative	48.2	42.3	5.9	14%	145.2	128.2	17.0	13%
Operating income	21.3	22.6	(1.2)	(6)%	51.1	71.1	(20.1)	(28)%
Interest expense, net	3.3	2.9	0.3	11%	10.0	8.7	1.3	15%
Foreign currency (gains) losses, net	(0.6)	0.1	(0.7)	*	1.9	0.1	1.8	*
Income before income taxes	18.7	19.5	(0.9)	(4)%	39.1	62.3	(23.2)	(37)%
Provision for income taxes	5.2	4.7	0.5	11%	11.2	16.4	(5.2)	(32)%
Net income	$13.5	$14.8	$(1.3)	(9)%	$27.9	$45.9	$(18.0)	(39)%

Net income per share
basic	$0.33	$0.37	$(0.04)		$0.69	$1.14	$(0.45)
diluted	$0.33	$0.37	$(0.04)		$0.69	$1.13	$(0.44)

Weighted average common shares outstanding
basic	40.5	40.4			40.5	40.4
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	33.0%	31.5%			31.9%	31.9%
Selling, general and administrative	22.9%	20.6%			23.6%	20.5%
Operating income	10.1%	11.0%			8.3%	11.4%
Income before income taxes	8.9%	9.5%			6.4%	10.0%
Net income	6.4%	7.2%			4.5%	7.4%
Effective tax rate	27.7%	23.9%			28.7%	26.3%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2020	2019	Change		2020	2019	Change
	(in millions, except percentages)

MFAs and other	$82.7	$84.1	$(1.4)	(2)%	$249.7	$264.2	$(14.5)	(5)%
Nutritional specialties	34.6	28.2	6.4	23%	98.1	84.7	13.5	16%
Vaccines	21.7	16.9	4.8	28%	56.7	51.1	5.6	11%
Animal Health	139.0	129.2	9.8	8%	404.5	399.9	4.6	1%
Mineral Nutrition	56.2	60.7	(4.5)	(7)%	164.5	177.8	(13.3)	(7)%
Performance Products	15.6	15.9	(0.3)	(2)%	45.4	46.4	(0.9)	(2)%
Total	$210.7	$205.7	$5.0	2%	$614.5	$624.1	$(9.6)	(2)%

Adjusted EBITDA
Animal Health	$34.6	$33.2	$1.4	4%	$93.5	$104.9	$(11.3)	(11)%
Mineral Nutrition	4.1	5.3	(1.2)	(23)%	11.2	11.9	(0.7)	(6)%
Performance Products	1.5	1.3	0.2	13%	3.8	3.6	0.3	*
Corporate	(10.1)	(9.9)	(0.2)	*	(30.3)	(28.7)	(1.6)	*
Total	$30.1	$30.0	$0.1	0%	$78.3	$91.7	$(13.4)	(15)%

Ratio to segment net sales
Animal Health	24.9%	25.7%			23.1%	26.2%
Mineral Nutrition	7.2%	8.7%			6.8%	6.7%
Performance Products	9.7%	8.4%			8.4%	7.7%
Corporate (1)	(4.8)%	(4.8)%			(4.9)%	(4.6)%
Total (1)	14.3%	14.6%			12.7%	14.7%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$13.5	$14.8	$(1.3)	(9)%	$27.9	$45.9	$(18.0)	(39)%
Interest expense, net	3.3	2.9	0.3	11%	10.0	8.7	1.3	15%
Provision for income taxes	5.2	4.7	0.5	11%	11.2	16.4	(5.2)	(32)%
Depreciation and amortization	8.2	6.9	1.4	20%	24.2	20.4	3.8	18%
EBITDA	30.2	29.3	0.9	3%	73.4	91.4	(18.1)	(20)%

Restructuring costs	-	-	-	*	0.4	-	0.4	*
Stock-based compensation	0.6	0.6	-	0%	1.7	1.7	-	0%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related transaction costs	-	-	-	*	0.5	-	0.5	*
Acquisition-related other, net	-	-	-	*	0.2	-	0.2	*
Other, net (1)	-	-	-	*	-	(1.5)	1.5	*
Foreign currency (gains) losses, net	(0.6)	0.1	(0.7)	*	1.9	0.1	1.8	*
Adjusted EBITDA	$30.1	$30.0	$0.1	0%	$78.3	$91.7	$(13.4)	(15)%

(1)	Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2020	2019	Change		2020	2019	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$139.5	$139.5	$(0.0)	(0)%	$413.1	$420.8	$(7.8)	(2)%
Adjusted gross profit	71.2	66.2	5.0	8%	201.4	203.3	(1.9)	(1)%
Adjusted selling, general and administrative	47.0	41.5	5.5	13%	140.6	127.4	13.2	10%
Adjusted interest expense, net	3.2	2.9	0.3	9%	9.8	8.7	1.1	13%
Adjusted income before income taxes	21.0	21.7	(0.7)	(3)%	50.9	67.1	(16.2)	(24)%
Adjusted provision for income taxes	5.5	5.7	(0.2)	(4)%	13.9	18.7	(4.8)	(26)%
Adjusted net income	$15.5	$16.0	$(0.5)	(3)%	$37.0	$48.5	$(11.4)	(24)%

Adjusted net income per share
diluted	$0.38	$0.39	($0.01)	(3%)	$0.91	$1.20	($0.29)	(24)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	33.8%	32.2%			32.8%	32.6%
Adjusted selling, general and administrative	22.3%	20.2%			22.9%	20.4%
Adjusted income before income taxes	10.0%	10.6%			8.3%	10.8%
Adjusted net income	7.4%	7.8%			6.0%	7.8%
Adjusted effective tax rate	26.3%	26.4%			27.3%	27.8%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$13.5	$14.8	$(1.3)	(9)%	$27.9	$45.9	$(18.0)	(39)%
Restructuring costs	-	-	-	*	0.4	-	0.4	*
Stock-based compensation (1)	0.6	0.6	0.0	0%	1.7	1.7	-	0%
Acquisition-related cost of goods sold	-	-	-	*	0.3	-	0.3	*
Acquisition-related intangible amortization(2)	1.7	1.3	0.3	25%	4.8	4.0	0.8	21%
Acquisition-related intangible amortization(1)	0.7	0.2	0.5	204%	1.9	0.6	1.3	212%
Acquisition-related transaction costs(1)	-	-	-	*	0.5	-	0.5	*
Acquisition-related other, net (1)	-	-	-	*	0.2	-	0.2	*
Other, net(1) (3)	-	-	-	*	-	(1.5)	1.5	*
Acquisition-related accrued interest	0.1	(0.0)	0.1	*	0.2	(0.0)	0.2	*
Foreign currency (gains) losses, net(4)	(0.6)	0.1	(0.7)	*	1.9	0.1	1.8	*
Adjustments to income taxes(5)	(0.4)	(1.1)	0.7	*	(2.7)	(2.3)	(0.4)	*
Adjusted net income	$15.5	$16.0	$(0.5)	(3)%	$37.0	$48.5	$(11.4)	(24)%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Included in selling, general and administrative
(2)	Included in cost of goods sold
(3)	Relates to the cancellation of a certain business arrangement
(4)	Primarily related to intercompany balances
(5)	Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2020	2019	Change	2020	2019	Change
	(in millions)

EBITDA	$30.2	$29.3	$0.9	$73.4	$91.4	$(18.1)
Adjustments
Restructuring costs	-	-	-	0.4	-	0.4
Stock-based compensation	0.6	0.6	-	1.7	1.7	-
Acquisition-related cost of goods sold	-	-	-	0.3	-	0.3
Acquisition-related transaction costs	-	-	-	0.5	-	0.5
Acquisition-related other, net	-	-	-	0.2	-	0.2
Other, net (1)	-	-	-	-	(1.5)	1.5
Foreign currency (gains) losses, net	(0.6)	0.1	(0.7)	1.9	0.1	1.8
Interest paid, net	(2.9)	(2.7)	(0.2)	(9.2)	(7.7)	(1.5)
Income taxes paid	(5.7)	(2.7)	(3.0)	(15.0)	(13.2)	(1.9)
Changes in operating assets and liabilities and other items	5.4	(9.0)	14.4	1.9	(38.6)	40.4
Cash used for acquisition-related transaction costs	-	-	-	(0.5)	-	(0.5)
Net cash provided (used) by operating activities	$27.0	$15.7	$11.3	$55.5	$32.3	$23.2

Short-term investments, net	$(6.0)	$-	$(6.0)	$(31.0)	$1.0	$(32.0)
Capital expenditures	(7.9)	(7.7)	(0.2)	(24.0)	(19.8)	(4.2)
Business acquisitions	-	-	-	(54.5)	(9.8)	(44.7)
Other investing, net	(0.3)	(0.3)	(0.0)	(1.3)	(0.3)	(1.0)
Net cash provided (used) by investing activities	$(14.2)	$(7.9)	$(6.3)	$(110.8)	$(28.9)	$(81.9)

Net cash flow before financing activities	$12.8	$7.7	$5.0	$(55.3)	$3.4	$(58.7)

(1)	Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
Or
investor.relations@pahc.com